Exhibit 4.8

E* TRADE FINANCIAL CORPORATION,

as Issuer

and

THE BANK OF NEW YORK,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 1, 2006

7 3/8% Senior Notes Due 2013

SECOND SUPPLEMENTAL INDENTURE, dated as of November 1, 2006 (the “Supplemental Indenture”) to the Indenture dated as of September 19, 2005, as supplemented by the First Supplemental Indenture thereto (the “First Supplemental Indenture”) dated November 10, 2005 (as so supplemented, the “Base Indenture,” and as supplemented by this Second Supplemental Indenture, the “Indenture”), between E*TRADE FINANCIAL CORPORATION (the “Company”), a Delaware corporation, and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the “Trustee”).

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture and $600,000,000 aggregate principal amount of the Company’s 7 3/8% Senior Notes due 2013;

WHEREAS, the Company desires and has requested the Trustee to join it in the execution and delivery of this Second Supplemental Indenture in order to correct certain ambiguities in the Base Indenture;

WHEREAS, Section 9.01(a)(1) of the Base Indenture provides that a supplemental indenture may be entered into without the consent of the holders of any Notes by the Company and the Trustee to cure any ambiguity, defect or inconsistency in the Indenture or the Notes, provided certain conditions are met;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Second Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture have been done;

NOW, THEREFORE:

The Company agrees with the Trustee, for the equal and ratable benefit of the holders of the Notes, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE 1

SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL

Section 1.01. Scope Of Supplemental Indenture; General. This Second Supplemental Indenture supplements the provisions of the Base Indenture, to which provisions specific reference is hereby made, and all Notes issued or to be issued under the Base Indenture. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.

ARTICLE 2

CORRECTIVE AMENDMENTS

Section 2.01. Section 1.01 of the Base Indenture is hereby amended to include the following definition:

“Purchase Money Indebtedness” means indebtedness (1) incurred to finance the cost (including the cost of improvement or construction and fees and expenses related to the acquisition) of real or personal property acquired after the Closing Date, provided that (a) the amount of such indebtedness does not exceed 100% of such cost, and (b) such indebtedness is incurred prior to, at the time of, or within twelve months after the later of the acquisition, the completion of construction or the commencement of full operation of such property; or (2) issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Purchase Money Indebtedness and any refinancings or refundings thereof in accordance with Section 4.03(a)(3). The term “Indebtedness” for purposes of Section 4.03(a)(3) and clauses (4) and (6) of the second paragraph of Section 4.09, shall be deemed to include “Purchase Money Indebtedness.”

ARTICLE 3

MISCELLANEOUS

Section 3.01. Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 3.02. Counterparts. This Second Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

Section 3.03. Trustee Not Responsible For Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture except that the Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture and perform its obligations hereunder.

Section 3.04. This Second Supplemental Indenture is an amendment supplemental to the Indenture and said Indenture and this Second Supplemental Indenture shall henceforth be read together.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.

E*TRADE FINANCIAL CORPORATION

By:	/s/ Robert Simmons
	Name:	Robert Simmons
	Title:	Chief Financial Officer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Stacey B. Poindexter
	Name:	Stacey B. Poindexter
	Title:	Assistant Vice President

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